Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Post-Effective Amendment No. 1 to the Registration Statements (Form S-8 Nos. 333-135696, 333-160171 and 333-183656) pertaining to State Street Corporation’s 2006 Equity Incentive Plan of our reports dated February 16, 2017 with respect to the consolidated financial statements of State Street Corporation and the effectiveness of internal control over financial reporting of State Street Corporation, included in its Annual Report (Form 10-K/A) for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

May 17, 2017